Exhibit 10.11

ORDERING DOCUMENT

Your Name	NETSUITE INC.

Your Location	2955 Campus Drive
Suite 100
SAN MATEO CA 94403-2511
ORACLE CONTRACT INFORMATION
Agreement	Oracle License and Services Agreement

Agreement Name	Oracle License and Services Agreement V032305tech

This ordering document incorporates by reference the terms of the agreement specified above (“agreement”).

A. PROGRAMS AND SERVICES

You have ordered the program licenses and services described below for use in U.S, unless otherwise specified.

All fees on this ordering document are in US Dollars

License Summary

Description / Licence Type	Quantity
Internet Application Server Java Edition - Processor Perpetual - Limited Use Proprietary*	[**]
Oracle Database Enterprise Edition - Processor Perpetual - Limited Use Proprietary*	[**]

New Licenses

Description / Licence Type	Quantity	List Fee	Discount %	Net Fee
Internet Application Server Java Edition - Processor Perpetual - Limited Use Proprietary*	[**]
License		[**]	[**]	[**]
Software Update License & Support		[**]	[**]	[**]
Oracle Database Enterprise Edition - Processor Perpetual - Limited Use Proprietary*	[**]
License		[**]	[**]	[**]
Software Update License & Support		[**]	[**]	[**]

License Upgrade

List to List Existing Licenses (Terminated)	CSI	Quantity	Upgraded Licenses (New)
Oracle Database Enterprise Edition - Processor 2 Year - Limited Use Proprietary	[**]	[**]	Oracle Database Enterprise Edition - Processor Perpetual - Limited Use Proprietary*
Oracle Database Enterprise Edition - Processor 4 year - Limited Use Proprietary	[**]	[**]	Oracle Database Enterprise Edition - Processor Perpetual - Limited Use Proprietary*

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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List to List Migrated Licenses (New)	Quantity	List Fee		List Credit		Discount %		Net Fee
Oracle Database Enterprise Edition - Processor Perpetual - Limited Use Proprietary*	[**]
License		[	**]	[	**]	[	**]	[	**]
Software Update License & Support								[	**]
Oracle Database Enterprise Edition - Processor Perpetual - Limited Use Proprietary*	[**]
License		[	**]	[	**]	[	**]	[	**]
Software Update License & Support								[	**]

	List Fee	Discount %	Net Fee
License Fees	[**]	[**]	[**]
Product Support Fees	[**]	[**]	[**]
License Fees for Upgrade			[**]
Software Update License & Support Fees for Upgrade			[**]
Net Fees			[**]
Total Fees			[**]

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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B.	General Terms

1	Miscellaneous

Section A of this ordering document specifies the programs that Oracle has made available to you for electronic download at the electronic delivery web site located at the following Internet URL: http://edelivery.oracle.com/exempt. Through the Internet URL, you can access and electronically download to your location the software programs and program documentation for each program licensed under this ordering document. You shall have 60 days from the effective date of this ordering document to complete the download of the programs. You agree to execute the attached Certificate of Electronic Delivery simultaneously with the execution of this ordering document, acknowledging that Oracle has provided you access to the electronic delivery web site through which you can electronically download to your location the software programs and program documentation for each program licensed under this ordering document which is currently available in production release as of the effective date below and Oracle is under no further shipment obligation under this ordering Document, electronic or otherwise, and shall return the Certificate of Electronic Delivery along with this signed ordering document to Oracle. For each license of the programs(s), you shall have the right to make up to 1 copy of the programs(s), including documentation and you shall be responsible for further installation of the software. All fees due under this ordering document shall be non-cancelable and the sums paid nonrefundable except as otherwise specified in the agreement. Should you require a replacement copy of the software, such replacement copy shall also be delivered electronically.

You shall not be entitled to any replacement media for the programs, other than updates provided by Oracle under Oracle technical support services as set forth in section B.2. You acknowledge and agree that you shall not receive any media for the programs licensed as of the effective date and rights to receive media granted under the agreement shall not be applicable to the programs licensed under this ordering document as of the effective date. Further, you acknowledge that such delivery method shall be applicable to Oracle’s delivery obligations for the initial copy of the programs made available for electronic delivery and shall not be applicable to any delivery of updates and/or technical support services acquired under this ordering document; you shall be required to pay any applicable taxes related to the acquisition of such technical support services as specified in the agreement.

Pursuant to the above delivery procedure, Oracle shall not invoice you for sales tax based on the net license fees for the program licensed as of the effective date; however, you agrees to indemnify and hold Oracle harmless from and against any claims, losses, damages, costs, and expenses arising from imposition of sales tax based on the net license fees for the programs licensed as of the effective date.

The program licenses provided in this ordering document are offered separately from any other proposal for consulting services you may receive or have received from Oracle and do not require you to purchase Oracle consulting services. You agree that you have not relied on the future availability of any programs or releases in entering into the payment obligations in this ordering document.

2	Technical Support

Technical support consists of annual technical support services you may have ordered. Fees for technical support are due and payable annually in advance. Technical support acquired under this ordering document shall be for a period of 12 months. Notwithstanding anything contrary in the agreement, technical support is effective upon the effective date of this ordering document.

The support fees due under this ordering document shall be reduced by the amount of unused Software Update License & Support associated with the migrated existing licenses (“technical support”), provided the invoices for such technical support have been paid in full. The amount of unused technical support as of April 29, 2005 is [**] and represents an estimate of the support fee credit. The actual support fee reduction will be processed as of the effective date of this ordering document.

C.	Other

1	Customer Reference:

In consideration of the discounts granted to you under this ordering document, Oracle may refer to you as a customer in sales presentations, marketing vehicles and activities. In addition you agree to become part of Oracle’s reference program by working with a representative from Oracle Marketing to develop a customer profile for use on Oracle.com and for other promotional activities at Oracle’s discretion. The profile will include a quote from an executive of your company and your company’s logo.

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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2	Additional Licenses

For a period of [**] from the effective date of this ordering document, you may acquire the programs specified on the attached price hold exhibit, provided such programs are available in production release when ordered, and provided that you have continuously maintained Software Update License & Support for the programs licensed on this ordering document, by paying Oracle the designated license fees. You may also acquire first year Software Update License & Support for such programs by paying Oracle the appropriate fees specified on the attached price hold exhibit. Upon your exercise of this option, where shipment is required, Oracle shall deliver 1 copy of the software media and 1 set of program documentation (in the form generally available). Each order placed pursuant to this section must be at least $[**] in net license fees. Any relevant purchase minimums will apply to orders placed under this section.

3	License Summary

The license summary section above provides a comprehensive list of the program licenses that you have ordered pursuant to this ordering document. The new licenses and license upgrade sections describe in further detail the program licenses and associated fees.

4	License Upgrade

You agree to upgrade licenses previously acquired to new license types and/or program names. The existing licenses to be upgraded are specified in the License Upgrade (Terminated) column above. These licenses are upgraded to the number of licenses and license types specified in the Upgraded Licenses (New) column above. All existing licenses that are being upgraded will be deemed terminated upon execution of this ordering document. You will no longer have any right to use the terminated licenses. If your licensing needs increase in the future, you must purchase the necessary licenses to meet your increased needs. You will not be permitted to reinstate the terminated licenses.

5	Limited Use Proprietary Programs

The following programs listed in section A above and marked with an asterisk (*) are limited use proprietary programs: Oracle Database Enterprise Edition—Processor Perpetual—Limited Use Proprietary* and Internet Application Server Java Edition—Processor Perpetual -Limited Use Proprietary*. These programs may only be used with your proprietary application, NetSuite, as defined on Exhibit A, Proprietary Application Hosting Registration Form. [**].

6	Internet Hosting

Notwithstanding the terms of the agreement, you shall have the right to use the limited use proprietary programs as defined in section C.5 and licensed under this ordering document for the purpose of providing internet-hosting services to end users. You may allow such end users to access the limited use proprietary programs hosted at a site which is separate and apart from your end user, for the end user’s business operations and/or to provide services to third parties using the limited use proprietary programs, provided that all such use shall be subject to the terms of this ordering document and the agreement. The limited use proprietary programs may not be installed at the end user’s site. You shall not resell or assign your program license to the end user and you shall not provide the end user with access to any Oracle E-Business Suite programs. You agree to be financially responsible to Oracle for all damages or losses resulting from the end user’s breach of these terms. The personnel accessing and computers running the limited use proprietary programs shall be included in determining the quantity of program licenses deployed by you.

D.	Additional Agreement Terms

1	The following terms amend the attached Oracle License and Services Agreement.

After the first sentence of the third paragraph of the Technical Support section, the following sentence shall be inserted:

[**]

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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ORDERING DOCUMENT

Contract	NETSUITE INC	Technical Contact	NETSUITE INC
Administrator

		Location	2955 Campus Drive
Location	2955 Campus Drive		Suite 100
	Suite 100		SAN MATEO
	SAN MATEO		CA 94403-2511
CA 94403-2511

Contact	Subrainimian Narasimhan	Contact	Dave Lipscomb

Phone	650-627-1000	Phone	650-627-1000

Email Address	snarasimhan@netsuite.com	Email Address	dlipscom@netsuite.com

This quote is valid through April 29, 2005 and shall become binding upon execution by you and acceptance by Oracle.

NETSUITE INC		ORACLE USA, INC.

Authorized Signature	/s/ James McGeever	Authorized Signature

Name	James McGeever	Name

Title	C.F.O.	Title

Signature Date	4/27/05	Title

Effective Date		(to be completed by Oracle)

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Price Hold Exhibit

Program	License Type	Quantity	License Fee	First Year Software Update License & Support Fee
Oracle Database Enterprise Edition	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

Internet Application Server Java Edition	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

Real Application Clusters	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

OLAP	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

Data Mining	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

Tuning Pack	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

Diagnostics Pack	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

Change Management Pack	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

Configuration Management Pack	Processor Perpetual - Limited Use Proprietary*	1	[**]	[**]

*	The programs listed above marked with an asterisk may only be used pursuant to section C.5 of the ordering document to which this price hold exhibit is attached.

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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ORACLE LICENSE AND SERVICES AGREEMENT

A.	Agreement Definitions

“You” and “your” refers to the individual or entity that has executed this agreement (“agreement”) and ordered Oracle programs and/or services from Oracle USA, Inc. (“Oracle”) or an authorized distributor. The term “programs” refers to the software products owned or distributed by Oracle which you have ordered, program documentation, and any program updates acquired through technical support. The term “services” refers to technical support, education, outsourcing, consulting or other services which you have ordered.

B.	Applicability of Agreement

This agreement is valid for the order to which this agreement accompanies.

C.	Rights Granted

Upon Oracle’s acceptance of your order, you have the limited right to use the programs and receive any services you ordered solely for your internal business operations and subject to the terms of this agreement, including the definitions and rules set forth in the order and the program documentation. You may allow your agents and contractors to use the programs for this purpose and you are responsible for their compliance with this agreement in such use. If accepted, Oracle will notify you and this notice will include a copy of your agreement. Program documentation is either delivered with the programs, or you may access the documentation online at http://oracle.com/contracts. Services are provided based on Oracle’s policies for the applicable services ordered, which are subject to change, and the specific policies applicable to you, and how to access them, will be specified on your order. Upon payment for services, you will have a perpetual, non-exclusive, non-assignable, royalty free license to use for your internal business operations anything developed by Oracle and delivered to you under this agreement; however, certain deliverables may be subject to additional license terms provided in the ordering document

The services provided under this agreement may be related to your license to use programs which you acquire under a separate order. The agreement referenced in that order shall govern your use of such programs. Any services acquired from Oracle are bid separately from such program licenses, and you may acquire either services or such program licenses without acquiring the other.

D.	Ownership and Restrictions

Oracle retains all ownership and intellectual property rights to the programs and anything developed by Oracle and delivered to you under this agreement resulting from the services. You may make a sufficient number of copies of each program for your licensed use and one copy of each program media.

You may not:

•	remove or modify any program markings or any notice of Oracle’s proprietary rights;

•

make the programs or materials resulting from the services available in any manner to any third party for use in the third party’s business operations (unless such access is expressly permitted for the specific program license or materials from the services you have acquired);

•	cause or permit reverse engineering (unless required by law for interoperability), disassembly or decompilation of the programs; or

•	disclose results of any program benchmark tests without Oracle’s prior written consent.

E.	Warranties, Disclaimers and Exclusive Remedies

Oracle warrants that a program licensed to you will operate in all material respects as described in the applicable program documentation for one year after delivery. You must notify Oracle of any program warranty deficiency within one year after delivery. Oracle also warrants that services ordered will be provided in a professional manner consistent with industry standards. You must notify Oracle of any services warranty deficiencies within 90 days from performance of the services described in the ordering document

ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS. TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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FOR ANY BREACH OF THE ABOVE WARRANTIES, YOUR EXCLUSIVE REMEDY, AND ORACLE’S ENTIRE LIABILITY, SHALL BE: (A) THE CORRECTION OF PROGRAM ERRORS THAT CAUSE BREACH OF THE WARRANTY, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT SUCH BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE AND RECOVER THE FEES PAID TO ORACLE FOR THE PROGRAM LICENSE AND ANY UNUSED, PREPAID TECHNICAL SUPPORT FEES YOU HAVE PAID FOR THE PROGRAM LICENSE; OR (B) THE REPERFORMANCE OF THE DEFICIENT SERVICES, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE RELEVANT SERVICES AND RECOVER THE FEES PAID TO ORACLE FOR THE DEFICIENT SERVICES.

F.	Trial Programs

You may order trial programs, or Oracle may include additional programs with your order which you may use for trial, non-production purposes only. You may not use the trial programs to provide or attend third party training on the content and/or functionality of the programs. You have 30 days from the delivery date to evaluate these programs. If you decide to use any of these programs after the 30 day trial period, you must obtain a license for such programs from Oracle or an authorized distributor. If you decide not to obtain a license for any program after the 30 day trial period, you will cease using and will delete any such programs from your computer systems. Programs licensed for trial purposes are provided “as is” and Oracle does not provide technical support or offer any warranties for these programs.

G.	Indemnification

If someone makes a claim against either you or Oracle (“Recipient” which may refer to you or Oracle depending upon which party received the Material), that any information, design, specification, instruction, software, data, or material (“Material”) furnished by either you or Oracle (“Provider” which may refer to you or Oracle depending on which party provided the Material), and used by the Recipient infringes its intellectual property rights, the Provider will indemnify the Recipient against the claim if the Recipient does the following:

•	notifies the Provider promptly in writing, not later than 30 days after the Recipient receives notice of the claim (or sooner if required by applicable law);

•	gives the Provider sole control of the defense and any settlement negotiations; and

•	gives the Provider the information, authority, and assistance the Provider needs to defend against or settle the claim.

If the Provider believes or it is determined that any of the Material may have violated someone else’s intellectual property rights, the Provider may choose to either modify the Material to be non-infringing (while substantially preserving its utility or functionality) or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, the Provider may end the license for, and require return of, the applicable Material and refund any fees the Recipient may have paid for it and any unused, prepaid technical support fees you have paid for the license. If you are the Provider and such return materially affects Oracle’s ability to meet its obligations under the relevant order, then Oracle may, at its option and upon 30 days prior written notice, terminate the order. The Provider will not indemnify the Recipient if the Recipient alters the Material or uses it outside the scope of use identified in the Provider’s user documentation or if the Recipient uses a version of the Materials which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the Material which was provided to the Recipient. The Provider will not indemnify the Recipient to the extent that an infringement claim is based upon any information, design, specification, instruction, software, data, or material not furnished by the Provider. Oracle will not indemnify you to the extent that an infringement claim is based upon the combination of any Material with any products or services not provided by Oracle. This section provides the parties’ exclusive remedy for any infringement claims or damages.

H.	Technical Support

For purposes of the ordering document, technical support consists of annual technical support services you may have ordered. If ordered, annual technical support (including first year and all subsequent years) is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion; however, Oracle will not materially reduce the level of services provided for supported programs during the period for which fees for technical support have been paid. You should review the policies prior to entering into the ordering document for the applicable services. You may access the current version of the technical support policies at http://oracle.com/contracts.

Technical support is effective upon the effective date of the ordering document unless otherwise stated in your order. If your order was placed through the Oracle Store, the effective date is the date your order was accepted by Oracle.

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Technical support acquired with your order may be renewed annually and, if you renew technical support for the same number of licenses for the same programs, for the first and second renewal years the fee for technical support will not increase by more than 4% over the prior year’s fees. If your order is fulfilled by a member of Oracle’s partner program, the fee for technical support for the first renewal year will be the price quoted to you by your partner; the fee for technical support for the second renewal year will not increase by more than 4% over the prior year’s fees.

If you decide to purchase technical support for any license within a license set, you are required to purchase technical support at the same level for all licenses within that license set. You may desupport a subset of licenses in a license set only if you agree to terminate that subset of licenses. The technical support fees for the remaining licenses will be priced in accordance with the technical support policies in effect at the time of termination. Oracle’s license set definition is available in the current technical support policies. If you decide not to purchase technical support, you may not update any unsupported program licenses with new versions of the program.

Oracle reserves the right to desupport its programs or particular versions of its programs. You will be notified in advance when Oracle determines that a program is to be desupported. Such desupport notices, which are posted at Oracle’s customer support web site, MetaLink (or Oracle’s then current customer support web site), contain desupport dates, information about availability of Extended Support and Extended Maintenance Support and information about migration paths for certain features. The desupport notices are subject to change; Oracle will provide updated desupport notices on MetaLink (or Oracle’s then current customer support web site) as necessary.

I.	End of Agreement

If either of us breaches a material term of this agreement and fails to correct the breach within 30 days of written specification of the breach, the other party may terminate this agreement. If Oracle ends this agreement as specified in the preceding sentence or end the license for the program under the Indemnification section, you must pay within 30 days all amounts which have accrued prior to such end, as well as all sums remaining unpaid for programs ordered and/or services received under this agreement plus related taxes and expenses. Except for nonpayment of fees, we each agree to extend the 30 day period for so long as the breaching party continues reasonable efforts to cure the breach. You agree that if you are in default under this agreement, you may not use those programs and/or services ordered. You further agree that if you have used an Oracle Finance Division contract to pay for the fees due under an order and you are in default under that contract, you may not use the programs and/or services ordered and Oracle may end this agreement. Provisions that survive termination or expiration include those relating to limitation of liability, infringement indemnity, payment, and others which by their nature are intended to survive.

J.	Fees and Taxes

All fees payable to Oracle are due within 30 days from the invoice date. You agree to pay any sales, value-added or other similar taxes imposed by applicable law that Oracle must pay based on the programs and/or services you ordered, except for taxes based on Oracle’s income. Also, you will reimburse Oracle for reasonable expenses related to providing the services. Fees for services listed in an ordering document are exclusive of taxes and expenses. You agree that you have not relied on the future availability of any programs or updates in entering into the payment obligations in your order.

K.	Nondisclosure

By virtue of this agreement, the parties may have access to information that is confidential to one another (“confidential information”). We each agree to disclose only information that is required for the performance of obligations under this agreement. Confidential information shall be limited to the terms and pricing under this agreement, and all information clearly identified as confidential.

A party’s confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.

We each agree to hold each other’s confidential information in confidence for a period of three years from the date of disclosure. Also, we each agree to disclose confidential information only to those employees or agents who are required to protect it against unauthorized disclosure. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with this agreement or disclosing the information to a federal or state governmental entity as required by law.

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L.	Entire Agreement

You agree that this agreement and the information which is incorporated into this agreement by written reference (including reference to information contained in a URL or referenced policy), together with the applicable order, are the complete agreement for the programs and/or services ordered by you, and that this agreement supersedes all prior or contemporaneous agreements or representations, written or oral, regarding such programs and/or services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective. It is expressly agreed that the terms of this agreement and any Oracle ordering document shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement and ordering documents may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through the Oracle Store by authorized representatives of you and of Oracle. Any notice required under this agreement shall be provided to the other party in writing.

M.	Limitation of Liability

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE’S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR YOUR ORDER, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT OF THE FEES YOU PAID ORACLE UNDER THIS AGREEMENT, AND IF SUCH DAMAGES RESULT FROM YOUR USE OF PROGRAMS OR SERVICES, SUCH LIABILITY SHALL BE LIMITED TO THE FEES YOU PAID ORACLE FOR THE DEFICIENT PROGRAM OR SERVICES GIVING RISE TO THE LIABILITY.

N.	Export

Export laws and regulations of the United States and any other relevant local export laws and regulations apply to the programs. You agree that such export control laws govern your use of the programs (including technical data) and any services deliverables provided under this agreement, and you agree to comply with all such export laws and regulations (including “deemed export” and “deemed reexport” regulations. You agree that no data, information, program and/or materials resulting from services (or direct product thereof) will be exported, directly or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.

O.	Other

This agreement is governed by the substantive and procedural laws of California and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in San Francisco, San Mateo, or Santa Clara counties in California in any dispute arising out of or relating to this agreement.

If you have a dispute with Oracle or if you wish to provide a notice under the Indemnification section of this agreement, or if you become subject to insolvency or other similar legal proceedings, you will promptly send written notice to: Oracle USA, Inc., 500 Oracle Parkway, Redwood City, California, United States, 94065, Attention: General Counsel, Legal Department.

You may not assign this agreement or give or transfer the programs and/or any services or an interest in them to another individual or entity. If you grant a security interest in the programs and/or any services deliverables, the secured party has no right to use or transfer the programs and/or any services deliverables, and if you decide to finance your acquisition of the programs and/or any services, you will follow Oracle’s policies regarding financing which are at http://oracle.com/contracts.

Except for actions for nonpayment or breach of Oracle’s proprietary rights, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.

Upon 45 days written notice, Oracle may audit your use of the programs. You agree to cooperate with Oracle’s audit and provide reasonable assistance and access to information. You agree to pay within 30 days of written notification any fees applicable to your use of the programs in excess of your license rights. If you do not pay, Oracle can end your technical support, licenses and/or this agreement. You agree that Oracle shall not be responsible for any of your costs incurred in cooperating with the audit.

The Uniform Computer Information Transactions Act does not apply to this agreement.

P.	Force Majeure

Neither of us shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God; electrical, internet, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancellation of any export or other license); other event outside the reasonable control of the obligated party. We both will

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use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than 90 days, either of us may cancel unperformed services upon written notice. This section does not excuse either party’s obligation to take reasonable steps to follow its normal disaster recovery procedures or your obligation to pay for services provided.

Q.	License Definitions and Rules

To fully understand your license grant, you need to review the definition for the licensing metric and term designation as well as the licensing rules which are listed below.

Adapter: is defined as each software code interface, installed on each Oracle Internet Application Server Enterprise Edition, which facilitates communication of information between each version of a third party software application or system and Oracle programs.

Collaboration Program User: is defined as an individual authorized by you to use the programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. For the purposes of counting and licensing the number of Web Conferencing users, a Collaboration Program User within your company is defined as a user able to initiate, or host, a web conference and also participate in a web conference; all participants in the web conference external to your company and attending a web conference are not required to be licensed.

Computer: is defined as the computer on which the programs are installed. A Computer license allows you to use the licensed program on a single specified computer.

Hosted Named User: is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is actively accessing the hosted service at any given time.

iLearning Subscription: is defined as a web based learning environment that is made available to you subject to the terms of this agreement and Oracle’s iLeaming Subscription Policies. Oracle’s iLearning Subscription Policies may. be accessed at http://oracle.com/contracts, and may be updated by Oracle from time to time without notice to you.

Implementation Services, Packaged Methods, Architecture Services, Accelerator Services, Assessment Services and Workshops

Each Implementation Service, Packaged Method, Architecture Service, Accelerator Service, Assessment Service and Workshop is provided subject to the statement of obligation for that particular offering and Oracle’s consulting services policies. Oracle’s consulting services policies may be accessed at http://oracle.com/contracts, and are subject to change.

Learning Credits: may be used to acquire education products and services offered in the Oracle University online catalogue posted at www.oracle.com/education under the terms specified therein. Learning credits may only be used to acquire products and services at the list price in effect at the time you order the relevant product or service, and may not be used for any product or service that is subject to a discount or a promotion when you order the relevant product or service. The list price will be reduced by applying the discount specified above. Notwithstanding anything to the contrary in the previous three sentences, learning credits may also be used to pay taxes, materials and/or expenses related to your order; however, the discount specified above will not be applied to such taxes, materials and/or expenses. Learning credits are valid for a period of 12 months from the date your order is accepted by Oracle, and you must acquire products and must use any acquired services prior to the end of such period. You may only use learning credits in the country in which you acquired them, may not use them as a payment method for additional learning credits, and may not use different learning credits accounts to acquire a single product or service or to pay related taxes, materials and/or expenses. Learning credits are non-transferable and non-assignable. You may be required to execute standard Oracle ordering materials when using learning credits to order products or services.

Named User Plus: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. A non human operated device will be counted as a named user plus in addition to all individuals authorized to use the programs, if such devices can access the programs. If multiplexing hardware or software (e.g., a TP monitor or a web server product) is used, this number must be measured at the multiplexing front end. Automated batching of data from computer to computer is permitted. You are responsible for ensuring that the named user plus per processor minimums are maintained for the programs contained in the user minimum table in the licensing rules section; the minimums table provides for the minimum number of named users plus required and all actual users must be licensed.

Oracle Finance Division Contract: is a contract between you and Oracle (or one of Oracle’s affiliates) that provides for payments over time of some or all of the sums due under your order.

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Oracle University Online Service: the Oracle University Online Service is a web based learning environment comprised of both individual Oracle University Online Courses (“Online Courses”) as well as such courses bundled together as the Oracle University Online Library (“Online Library”). A Premium Online Library may be available in certain foreign languages. The Oracle University Online service is made available to you subject to the terms of this agreement and Oracle University’s Online Hosting Access Policies. Oracle University’s Online Hosting Access Policies are located at www.oracle.com/education/oln/index.html, and may be updated by Oracle from time to time without notice to you. You acknowledge that you will create and activate an administrator account and password and that the Oracle University Online Service is available on http://www.oracle.com/education/oln. Notwithstanding anything to the contrary in the agreement, Oracle does not warrant that the Oracle University Online service will be provided uninterrupted or error-free.

If you acquire the Online Library, the term shall be one year from the effective date of your order. At the end of the term, you may renew your order for an additional one year term at the then current Online Library rate by contacting your local Oracle Education Sales Office. If you choose not to renew the membership, all rights to use the Online Library shall cease.

You may acquire under a separate order the Premium Online Library or an individual Online Course for a term of 6 months from the effective date of your order. At the end of the term, you may renew your order for an additional 6 month term at the then current Premium Online Library or individual Online Course rate by contacting your local Oracle Education Sales Office. If you choose not to renew the membership, all rights to use the Premium Online Library or the Online Course shall cease.

Processor: shall be defined as all processors where the Oracle programs are installed and/or running. Programs licensed on a Processor basis may be accessed by your internal users (including agents and contractors) and by third party users. For the purposes of counting the number of processors which require licensing, a multicore chip with “n” processor cores shall be counted as “n” processors.

Program Documentation: is defined as the program user manual and program installation manuals.

Technical Reference Manuals

Technical Reference Manuals (“TRMs”) are Oracle’s confidential information. You shall use the TRMs solely for your internal data processing operations for purposes of: (a) implementing applications programs, (b) interfacing other software and hardware systems to the applications programs and (c) building extensions to applications programs. You shall not disclose, use or permit the disclosure or use by others of the TRMs for any other purpose. You shall not use the TRMs to create software that performs the same or similar functions as any of Oracle products. You agree: (a) to exercise either at least the same degree of care to safeguard the confidentiality of the TRMs as you exercise to safeguard the confidentiality of your own most important confidential information or a reasonable degree of care, whichever is greater; (b) to maintain agreements with your employees and agents that protect the confidentiality and proprietary rights of the confidential information of third parties such as Oracle and instruct your employees and agents of these requirements for the TRMs; (c) restrict disclosure of the TRMs to those of your employees and agents who have a “need to know” consistent with the purposes for which such TRMs were disclosed; (d) maintain the TRMs at all times on your premises; and (e) not to remove or destroy any proprietary or confidential legends or markings placed upon the TRMs. Oracle shall retain all title, copyright and other proprietary rights in the TRMs. TRMs are provided to you “as-is” without any warranty of any kind. Upon termination, you shall cease using, and shall return or destroy, all copies of the applicable TRMs.

Term Designation

If your program license does not specify a term, the program license is perpetual and shall continue unless terminated as otherwise provided in the agreement.

1, 2, 3, 4, 5 Year Terms: A program license specifying a 1, 2, 3, 4 or 5 Year Term shall commence on the effective date of the order and shall continue for the specified period. At the end of the specified period the program license shall terminate.

1 Year Hosting Term: A program license specifying a 1 Year Hosting Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Hosting Term may only be used for providing internet hosting services.

1 Year Oracle Hosted Term: A program license specifying a 1 Year Oracle Hosted Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Oracle Hosted Term must be hosted by Oracle.com via Computer and Administration services.

Confidential	Page 6 of 7

1 Year Subscription: A program license specifying a 1 Year Subscription shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate.

Licensing Rules

Failover: Your license for the following programs, Oracle Database (Enterprise Edition, Standard Edition or Standard Edition One) and Oracle Internet Application Server (Enterprise Edition, Standard Edition, Standard Edition One or Java Edition) includes the right to run the licensed program(s) on an unlicensed spare computer in a failover environment for up to a total of ten separate days in any given calendar year. Any use beyond the right granted in the previous sentence must be licensed separately and the same license metric must be used when licensing the program(s).

Testing: For the purpose of testing physical copies of backups, your license for the Oracle Database (Enterprise Edition, Standard Edition or Standard Edition One) includes the right to run the database on an unlicensed computer for up to four times, not exceeding 2 days per testing, in any given calendar year.

You are responsible for ensuring that the following restrictions are not violated:

•

Oracle Database Standard Edition may only be used on machines which have the ability to run a maximum of four processors or on a cluster of machines supporting up to a maximum of four processors per cluster.

•	Oracle Standard Edition One may only be used on machines which have the ability to run a maximum of two processors.

•	The number of TRACE licenses (Rdb Server Option) must match the number of licenses of the associated database.

•

The number of Diagnostics Pack and/or Configuration Management Pack licenses must match the number of licenses of the associated Internet Application Server program (Enterprise Edition, Standard Edition or Java Edition). The number of Identity Management licenses must match the number of licenses of the associated Internet Application Server Standard Edition program.

If you purchase Named User Plus licenses for the programs listed below, you must maintain the following user minimums and user maximums:

Program	Named User Plus Minimum
Oracle Database Enterprise Edition	25 Named Users Plus per Processor
Rdb Enterprise Edition	25 Named Users Plus per Processor
CODASYL DBMS	25 Named Users Plus per Processor
Message Broker	10 Named Users Plus per Processor
TopLink	10 Named Users Plus per Processor
Internet Application Server Java Edition	10 Named Users Plus per Processor
Internet Application Server Standard Edition	10 Named Users Plus per Processor
Internet Application Server Enterprise Edition	10 Named Users Plus per Processor

Program	Named User Plus Maximum
Personal Edition	1 Named User Plus per database

The number of licenses for the programs listed below must match the number of licenses of the associated database and if you purchase Named User Plus licenses for these programs, you must maintain, at a minimum, 25 Named Users Plus per Processor per associated database:

Real Application Clusters, Partitioning, OLAP, Data Mining, Spatial, Advanced Security, Label Security, Diagnostics Pack, Tuning Pack, Change Management Pack, Configuration Management Pack

The effective date of this agreement shall be                                                              , 2005. (to be completed by Oracle)

Company Name: NetSuite, Inc.		ORACLE USA, INC.

Authorized		Authorized
Signature:	/s/ James McGeever	Signature:
Name:	James McGeever	Name:
Title:	C.F.O.	Title:
Signature Date:	4/27/05	Signature Date:

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Credit Corporation		Payment Plan Agreement

Customer:	NetSuite, Inc.	Executed by Customer (authorized signature):
		By:	/s/ James McGeever
Address:	2955 Campus Dr	Name:	James McGeever
		Title:	C.F.O.
	San Mateo CA 94403-2511	Executed by Oracle Credit Corporation:
Phone:		By:	/s/ Nancy Coquioco
PPA No.:	4256	Name:	Nancy Coquioco
Effective Date:	28-Apr-05	Title:	Contracts Manager

The Payment Plan Agreement (“PPA”) is entered into by Customer and Oracle Credit Corporation (“OCC”) to provide for the payment of the System Price specified in a Payment Schedule on an installment basis. The System (as defined below) is being acquired from Oracle Corporation, an alliance member/agent of Oracle Corporation or any other party providing any portion of the System (“Supplier”). Each Payment Schedule shall specify the Software and other products and services, which items together with any upgrade, transfer, substitution, or replacement thereof, shall comprise the “System.” Each Payment Schedule shall Incorporate the terms and conditions of the PPA to form a “Contract,” and the System specified therein shall be subject to the terms and conditions of such Contract. The System shall be licensed or provided to Customer directly by Supplier pursuant to the terms of the Order and Agreement specified in the Contract. Except as provided under the Contract, Customer’s rights and remedies under the Order and Agreement, including Supplier’s warranty and refund provisions, shall not be affected.

1. PAYMENT SCHEDULE: Customer agrees to pay OCC the Payment Amounts in accordance with the Contract, with each payment due and payable on the applicable Due Date. If full payment of each Payment Amount and other amounts payable is not received by OCC within 10 days of each Due Date, Customer agrees to pay to OCC Interest on the overdue amount at the rate equal to the lesser of one and one-half percent (1.5%) per month, or the maximum amount allowed by law. Unless stated otherwise, Payment Amounts exclude any applicable sales, use, property or any other tax allocable to the System, Agreement or Contract (“Taxes”). Any amounts or any Taxes payable under the Agreement which are not added to the Payment Amounts due under the Contract are due and payable by Customer, and Customer shall remain liable for any filing obligations. Customer’s obligation to remit Payment Amounts to OCC or its assignee in accordance with the Contract is absolute, unconditional, noncancellable, independent, and shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason, including but not limited to, any termination of any Agreement, or performance of the System.

2. ASSIGNMENT: Customer hereby consents to OCC’s assignment of all or a portion of its rights and interests in and to the Contract to third-parties (“Assignee”). OCC shall provide Customer notice thereof. Customer and OCC agree that Assignee shall not, because of such assignment, assume any of OCC’s or Supplier’s obligations to Customer. Customer shall not assert against Assignee any claim, defense, counterclaim or setoff that Customer may have against OCC or Supplier. Customer waives all rights to make any claim against Assignee for any loss or damage of the System or breach of any warranty, express or implied, as to any matter whatsoever, including but not limited to the System and service performance, functionality, features, merchantability or fitness for a particular purpose, or any indirect, incidental or consequential damages or loss of business. Customer shall pay Assignee all amounts due and payable under the Contract, but shall pursue any claims under any Agreement solely against Supplier. Except when a Default occurs, neither OCC nor Assignee will interfere with Customer’s quiet enjoyment or use of the System in accordance with the Agreement’s terms and conditions.

3. DEFAULT; REMEDIES: Any of the following shall constitute a Default under the Contract: (i) Customer fails to pay when due any sums due under any Contract; (ii) Customer breaches any representation or fails to perform any obligation in any Contract; (iii) Customer materially breaches or terminates the license relating to Software; (iv) Customer defaults under a material agreement with Assignee; or (v) Customer becomes insolvent or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Customer or for a substantial part of its assets, or bankruptcy, reorganization or insolvency proceedings shall be Instituted by or against Customer.

In the event of a Default that Is not cured within thirty (30) days of its occurrence, OCC may: (i) require all outstanding Payment Amounts and other sums due and scheduled to become due (discounted at the lesser of the rate in the Contract or five percent (5%) per annum simple interest) to become immediately due and payable by Customer; (ii) pursue any rights provided under the Agreement, as well as terminate all of Customer’s rights to use the System and related services, and Customer agrees to cease all use of the System; and (iii) pursue any other rights or remedies available at law or in equity. In the event OCC Institutes any action for the enforcement of the collection of Payment Amounts, there shall be due from Customer, in addition to the amounts due above, all costs and expenses of such action, including reasonable attorneys’ fees. No failure or delay on the part of OCC to exercise any right or remedy hereunder shall operate as a waiver thereof, or as a waiver of any subsequent breach. All remedies are cumulative and not exclusive. Customer acknowledges that upon a default under the Contract, no party shall license, lease, transfer or use any Software in mitigation of any damages resulting from Customer’s Default.

4. CUSTOMER’S REPRESENTATIONS AND COVENANTS: Customer represents that, throughout the term of the Contract, the Contract has been duly authorized and constitutes a legal, valid, binding and enforceable agreement of Customer. Any transfer or assignment of Customer’s rights or obligations in the System, or under the Agreement or the Contract shall require OCC’s and Assignee’s prior written consent. A transfer shall include a change in majority ownership of Customer. Customer agrees to promptly execute any ancillary documents and take further actions as OCC or Assignee may reasonably request, including, but not limited to, assignment notifications, acceptance certificates, certificates of authorization, registrations, and filings. Customer agrees to provide copies of Customer’s balance sheet, income statement, and other financial reports as OCC or Assignee may reasonably request.

5. MISCELLANEOUS: The Contract shall constitute the entire agreement between Customer and OCC regarding the subject matter herein and shall supersede any inconsistent terms set forth in the Order, Agreement or any related agreements, Customer purchase orders and all prior oral and written understandings. If any provision of the Contract is invalid, such invalidity shall not affect the enforceability of the remaining terms of the Contract. Customer’s obligations under the Contract shall commence on the Effective Date specified therein. Except for payment terms specified in the Contract, Customer remains responsible for all the obligations under each Agreement. Each Payment Schedule, and any changes to a Contract or any related document, shall take effect when executed by OCC. The Contract shall be governed by the laws of the State of California and shall be deemed executed in Redwood Shores, CA as of the Contract Effective Date.

Confidential

Oracle Term License Lease Schedule
Page 1 of 3	No. 14123

Customer:	NetSuite, Inc.			Executed by Customer (authorized signature):
				By:	/s/ James McGeever
Address:	2955 Campus Dr			Name:	James McGeever
				Title:	CFO
	San Mateo CA 94403-2511			Executed by Lessor/Supplier: Oracle USA, Inc.
Contact:
Phone:		Email Notice:		By:	/s/ Nancy Coquioco
Order:	001781032 Issued	dated	27-Apr-05	Name:	Nancy Coquioco
Agreement:	0LSAV032305 tech	dated		Title:	Contracts Manager
PPA No.:	4256	dated	28-Apr-05	Payment Schedule Effective Date: 28-Apr-05

System:		Payment Schedule:
		Payment Amount	Due Date
Software:	[**]	[**]@[**]	[**]
Support:	[**] 2 Year(s)	[**]@[**]	[**]
Education:	[**]	[**]@[**]	[**]
Other:	[**] Support Credit	[**]@[**]	[**]
System Price:	[**]	[**] payments due and payable as set forth above

Transaction Specific Terms:

For this Contract, the rate used in PPA Section 3, Paragraph 2, Subsection (i) shall be the lesser of the rate in the Contract or [**]. Future increases in support fees, if any, are not included in the System Price or Payment Amounts. Such increases shall be due separately to Oracle from Customer.

License Term: [**]	Purchase Price: [**]	Renewal Terms:	See Below

End of Term Options: If Customer does not exercise one of the below End of Term Options, Lessor may extend the License Term for Software on a month to month basis at the then prevailing terms and rates, and support will be billed and collected pursuant to the Order, until Customer exercises one of these options.

Purchase Option: Acquire the rights granted under the Order and Agreement with respect to the System, and upon paying the Purchase Price in full, Customer’s rights in the System will revert back to those granted under the Order and Agreement;

Renewal Option: Extend the initial License Term and any renewal of Support for an additional period under the then prevailing terms and rates or Renewal Terms, if listed above, but in no event will the License Term for the System, including Software and Support, be extended beyond the license term originally granted under the Order and Agreement; or

Return Option: Terminate this Contract, return all Software pursuant to the terms of the Order and Agreement and pay all outstanding payment obligations.

Optional  ☐     (if this box is checked):

The Customer has ordered the System from an alliance member of Oracle USA, Inc. or one of its affiliates, whose name and address are specified below (“Alliance Member”). Customer shall provide Lessor with a copy of such Order. The System shall be directly licensed or provided by the Supplier specified in the applicable Order and Agreement, each of which shall be considered a separate contract. Customer has entered into the Order and Agreement based upon its own judgment. Customer’s rights with respect to the System are as set forth in the applicable Order and Agreement and Customer shall have no right to make any claims under such Order and Agreement against Lessor or its Assignee. If Customer enters into the Agreement with Alliance Member, thereby sublicensing all or a portion of the System from Alliance Member, Customer represents that it has obtained Alliance Member’s consent, if required, to enter into and perform this Contract. No party is authorized to waive or alter any term or condition of this Contract unless Lessor’s consent has been obtained and the modification of the terms of this Contract is set forth in writing signed by the Lessor or its Assignee. If within ten days of the Payment Schedule Effective Date, Lessor is provided with Customer invoices for the System specifying applicable Taxes and System location, then Lessor may add the applicable Taxes in accordance with this Contract.

Alliance Member:	Contact:

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Confidential

Address:	Phone:

This Payment Schedule is entered into by Customer and Lessor for the acquisition of the System which is directly or indirectly licensed or provided by Oracle USA, Inc. (“Oracle”) pursuant to the Order and Agreement (collectively “Agreement”). The System is ordered from Oracle or an alliance member of Oracle (“Supplier”). Oracle also acts as Lessor, and any reference to “Oracle Credit Corporation” or “OCC” in the Payment Plan Agreement (“PPA”) means Oracle in its role as Lessor, extending lease terms to Customer. This Payment Schedule incorporates by reference the terms and conditions of the PPA to create a Contract (“Contract”). In consideration of allowing Customer to use the System and pay the System Price over time, this Contract amends the Agreement with respect to the System by adding the terms contained herein. Except as otherwise provided under the Contract, Customer’s rights and remedies under the Agreement, including Supplier’s warranty and refund rights, shall not be affected.

A. LICENSE TERM; TRANSFER OF RIGHTS: Customer hereby assigns to Lessor Customer’s rights to use the System under the Agreement and Lessor hereby grants to Customer a license to use the System pursuant to the terms of the Agreement and this Contract during the License Term. Any rights granted under the Agreement are hereby modified to a license to use the System for a non-perpetual period of time as specified in the License Term, and failure to pay any sums due hereunder will be a default under the Agreement. Customer’s right to use the System is conditioned upon its compliance with the terms of this Contract including the payment of the Payment Amounts in accordance with the Payment Schedule above. Software shall be accepted pursuant to the terms of the Agreement. Before Customer trades in or accepts a credit for any item that replaces part of the System, Customer will purchase the System pursuant to this Contract.

B. PAYMENT OF SYSTEM PRICE: This Contract shall replace Customer’s payment obligations under the Agreement, to the extent of the System Price listed above, upon Customer’s delivery of a fully executed Agreement, PPA, this Payment Schedule, and any other documentation required by Lessor, and execution of the Contract by Lessor. Lessor may add the applicable Taxes due to each Payment Amount based on the applicable tax rate invoiced by Supplier at shipment, and adjust subsequent Payment Amounts to reflect any change or correction in Taxes due as a result of a change in System location or otherwise. Customer agrees to notify Lessor prior to any change in the location of the System. If the System Price includes support fees for a support period that begins after the first support period, such future support fees and the then relevant Taxes will be paid to Supplier as invoiced in the applicable support period from the Payment Amounts received in that period. The balance of each Payment Amount, unless otherwise stated, includes a proportional amount of the remaining components of the System Price excluding such future support fees, if any.

C. RIGHTS AND REMEDIES: This Payment Schedule is a financial accommodation extended to Customer and Lessor shall invoice fees for incidental services to the lease of the Software, such as Support and Education, as a financial accommodation. The right to use the System under the Agreement and this Payment Schedule, may not be assumed or assigned without the consent of Supplier and Lessor. Upon Default, (i) any obligation by Supplier to perform hereunder (or under the Agreement, including provision of Support) is automatically suspended without notice until such default is fully cured, and (ii) Customer agrees to permit Lessor’s review of Customer’s use of the System. Upon termination of Customer’s right to use all or a part of the System, Customer will promptly execute and deliver to Lessor or its Assignee a certificate of non-use and return the System in accordance with the Agreement. If Customer files for bankruptcy, Customer shall timely perform all its obligations under this Contract, unless this Contract is rejected in bankruptcy court within sixty (60) days of filing the bankruptcy petition. If Customer has a dispute with Oracle or Lessor, or is subject to insolvency proceedings, Customer will promptly provide written notice at 500 Oracle Parkway, Redwood Shores, CA 94065 attn: Oracle Financing Division, Legal Operations.

D. END OF TERM OPTIONS: So long as no default exists and Customer has fulfilled all outstanding payment obligations hereunder, at the end of the License Term, upon sixty (60) days prior written notice to Oracle Financing Division and payment of any sums then due and payable, Customer may exercise one of the End of Term Options.

E. ADMINISTRATIVE: Customer agrees that Lessor or its Assignee may treat executed faxes or photocopies delivered to Lessor as original documents; however, Customer agrees to deliver original signed documents if requested. Customer agrees that Lessor may insert the appropriate administrative information to complete the above form. Lessor will provide a copy of the final Contract upon request.

Confidential

ORACLE	500 Oracle Parkway	phone: 650 506 2020
	MS LGN-1	fax: 650 633 0804
FINANCING	Redwood Shores,
CA 94065

NOTIFICATION OF ASSIGNMENT LETTER

May 12, 2005

Tim Akers

NetSuite, Inc.

2955 Campus Dr., Suite 100

San Mateo, CA 94403

Dear Mr. Akers:

This letter serves as Notification of Assignment of payments and rights under subject Contract to Banc of America Leasing & Capital, LLC (“Assignee”).

Contract: Term License Lease Schedule No. 14123, dated 28-APR-05 to Payment Plan Agreement # 4256.

Assigned Payments: Your Payment Amounts, as set forth in the Contract, have been assigned. Assignee shall determine, invoice, collect and remit all proper and applicable taxes due and payable under the Contract.

Assigned Rights: Rights to enforce remedies under the Contract have been assigned, giving Assignee the independent right to exercise its rights under the Contract.

Payment Remittance Information: All Assigned Payments should be remitted to the address below.1 You will be invoiced shortly by Assignee.

Wire Remittance To:	Banc of America Leasing & Capital LLC
Fleet National Bank
777 Main Street
Hartford, CT 60015
ABA: 011900571
Account #: 9370015315

Mail check remittance to:	Banc of America Leasing & Capital, LLC
8210 Innovation Way
Chicago, IL 60682-0028

Rights: Except as specified under the Contract, Customer’s rights and remedies against Supplier under the software license and services agreement (“Agreement”) shall not be affected. Assignee assumes none of Supplier’s obligations under the Agreement. Any questions surrounding the software or services should continue to be directed to your sales representative.

Instructions:

•	Notify your Accounts Payable department by forwarding a copy of this letter.

•	Fax specific billing instructions and any additional invoicing requirements (e.g. reference i.e. P.O. #) to the Assignee at 312-974-7162; Attn: Linda Watson.

•	Contact the Assignee with any questions regarding invoicing of the Contract at 312-828-4495.

Please contact me if you have any questions regarding this Assignment at 650-633-8582.

Sincerely,

/s/ Lizzy Ortiz
Lizzy Ortiz
Contracts Specialist

[1]

Assigned Payments that are remitted to a party other than Assignee may not be forwarded or may not be forwarded in a timely manner to Assignee; Customer shall be solely responsible for all resulting late fees.”

Notif of Assignment_US 05May00i

Confidential